Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Sequans Communication S.A. for the registration of 1,171,987,620 Ordinary Shares represented by 117,198,762 American Depositary Shares, 222,458,520 Ordinary Shares represented by 22,245,852 American Depositary Shares issuable upon the exercise of Pre-Funded Warrants, 209,166,800 Ordinary Shares represented by 20,916,680 American Depositary Shares, or pre-funded warrants in lieu thereof, issuable upon the exercise of Common Warrants and to the incorporation by reference therein of our report dated April 30, 2025, with respect to the consolidated financial statements of Sequans Communication S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Audit
Paris La Défense, France
July 16, 2025